Exhbit 99.1

                     DataWorld's Chief Executive
          Officer Returns Six Million Shares of Common Stock

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--April 27, 2004--DataWorld Solutions, Inc. (OTC:DWLD) announced today that Daniel McPhee, the Company's President and Chief Executive Officer, has returned six million share's of the Company's common stock to DWLD's corporate treasury. Mr. McPhee elected to return the shares for their use in acquisitions and other corporate purposes without the Company incurring dilution.
    "I have never been more excited by the prospects for DataWorld," said Mr. McPhee. "The Company is in the process of a dramatic turnaround. We have been working hard and have made substantial progress. We have improved our balance sheet and the pending distribution license and exclusive integration agreement with Georal International, Ltd. will help us to further expand our offering of security products. The resulting decrease in the shares outstanding is anticipated to enhance the strategic and financial flexibility of DWLD without additional dilution. I have a great deal of confidence that my remaining holdings in DWLD will benefit along with all the DWLD shareholders as we continue to increase shareholder value."
    As a result of Mr. McPhee returning these shares, DataWorld's outstanding share balance will be reduced by approximately 16%.

    About DataWorld Solutions, Inc.

    DataWorld Solutions, Inc. is a multi-regional manufacturer of electronic cable assemblies used in providing connectivity solutions for customers operating a wide range of data systems to include linking or connecting standard or proprietary electronic devices and peripheral components from different vendors to provide solutions for various customer equipment configurations and requirements. DataWorld adds value by providing connectivity solutions, which may include distributed sales for passive components such as electronic connectors, electronic wire and cable, cabinets and racks and patch panels, and active components including hubs, bridges, routers, gateways and modems. DataWorld encourages customers to discuss their unique cabling requirements with its experienced sales/marketing support team so that cost-effective solutions can be provided for customer specific needs.

    About DWS Defense Systems, Inc.

    DWS Defense Systems, Inc., a wholly owned subsidiary of DataWorld Solutions, Inc., was created in response to the growing security concerns expressed by the clients of DataWorld. In reaction to acts of domestic and international terrorism, businesses are searching for better ways to protect their buildings, and more importantly, to better protect the people who work in or visit these locations. DWS will offer one such solution -- high quality, state of the art safety/security glass product applications and associated security systems. The highly skilled DWS Defense Systems team working in collaboration with its partners will design, develop, manufacture, install and market specialty products, equipment, and systems for the safety and security needs of all sectors of the domestic and international marketplace.

    Except for historical matter, the matters in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions, and involve risks and uncertainties, which might affect DataWorld's business and prospects and cause actual results to differ materially from these forward-looking statements, which are detailed in DataWorld's public filings with the SEC.

    For more information on DataWorld Solutions, Inc. visit:
www.dwsdefense.com and www.dataworlddirect.com

    CONTACT: LC Group
             Rick Lutz, 404-261-1196
             LCGroup@mindspring.com